RULES FOR PAYMENT OF MEETING FEES, RETAINERS AND EXPENSES
TO THE BOARD OF DIRECTORS OF
FARM BUREAU LIFE INSURANCE COMPANY

1.
Non-management directors receive an annual retainer of $16,000 to be paid on a quarterly basis. Directors that serve on both the FBL Financial Group and Farm Bureau Life boards will receive the higher of the two retainers paid to non-management directors, but not both. The retainer will not be offset by fees received as a director of Farm Bureau P&C and Western Ag.

The retainer is to compensate the director for:

a.    Securing the necessary time, commitment and talents of the elected director.

b.	Brief informational updates and follow-up meetings that do not entail the review and work attendant to a regularly scheduled board meeting.

2.
Additionally, the Chairman of the Board will receive $1,500 per meeting, committee chairmen will receive $1,000 per committee meeting, non-management directors receive a fee of $1,200 for each regularly scheduled board meeting attended and $750 for each committee meeting attended. Attendance may be by telephone or video conference when circumstances require participation by such means. When joint board meetings are held simultaneously with affiliated or subsidiary companies, the director will receive only one meeting fee.

3.
Directors are reimbursed for travel expenses incurred in attending board or committee meetings. Mileage will be paid at the Internal Revenue Service reimbursement rate, to and from the meeting site or to and from the airport.

4.	The Internal Revenue service requires receipts on items such as lodging, air travel and other major expenses in order to classify these expenses as reimbursable to directors instead of income.

5.	Retainers, meeting fees and expenses are paid quarterly, initiated by the corporate office. Expense forms need to be completed and submitted by each director for reimbursement of their expenses.

6.
Non-management directors will receive grants of equity instruments of FBL Financial Group, Inc., in such form and amount and at such time, as is periodically determined by the Management Development and Compensation Committee of FBL Financial Group, Inc.

7.
Directors who are not present at two or more scheduled meetings of the Board in a calendar year will not receive any grant of any equity interest in FBL Financial Group, Inc., in the following calendar year, and will forfeit payment of one quarterly retainer amount for each of the second or more Board meetings not attended in a calendar year. This penalty may be waived only by vote of the Board of Directors in appropriate circumstances.